EXHIBIT 99.1

Ashford Hospitality Trust and Ashford Prime

Third Quarter 2015 Conference Call

November 5, 2015, 10:00 am CT
Chairperson: Monty Bennett

Participant 1:
Hey, good morning guys. I just had I guess one question. I was hoping you could kind of walk me through the timeline for the 24 select service hotel portfolio selling. When did you decide to sell it? When did it hit the market? I just want to understand kind of the duration that this is taking. Thanks.

Douglas Kessler:	So hey, Ryan. It’s Douglas. How are you?

Participant 1:	Good, you?

Douglas Kessler:
The decision to sell the 24 pack portfolio was actually an evolution in response to shareholder feedback that we received. Previously or earlier in the year we had talked about establishing a select service strategy and we went down that path in a few different ways and concluded that the most accretive opportunity for the shareholders was to engage in the sale of this portfolio. So clearly another example of the management team being responsive to doing that.

It was towards the backend of the summer that we brought the portfolio sort of on a primary basis into the market letting people know on a teaser that the portfolio would become available and then the first rounds of bids were due just around the time of the investor day conference. As you’ll recall, we commented on that.

And then we gave a couple more weeks for people to refine their bids and so as I said on my comments that our expectation is that the second and perhaps the final bidding round will be the end of this week. After that if we don’t go to another bidding round and we select a winning bidder then it would be kind of a customary process of maybe a couple of weeks to negotiate a PSA and then a diligence period. Typically you see for a portfolio it could be anywhere from 45 to 60 days and then closing sometimes, you know, 30 to 60 days thereafter.

We stated consistently that we expect this portfolio to close in the first quarter of 2016.

Participant 1:
Alright, that’s really helpful. Thanks Doug. And I guess and if I can kind of parlay that timeline to the Ashford Prime strategic review, it kind of sounds like from the time you guys put it up for sale, it took about two months to get the initial bid and maybe it’ll be three months before you have a deal in place. Is that the type of timeline that we should expect from the strategic review process with Ashford Prime or are there other moving pieces that are going to elongate that?

Monty Bennett:
There are other moving pieces, you know, as you know Ryan, there hasn’t been a decision to sell the Prime portfolio - the strategic review. And so what you described there for the 24 pack was just the timeline in order to sell a portfolio.

So, you know, first the independent directors have got to decide what they’re going to do and then start down that timeline and as you also know, typically the process of selling a company - if that’s what they’re here to do - is a longer one than selling just straight out assets.

But the directors are on the case, you know, have met over it so there’s dialogue going on all the time with their advisor and I know that - I’m sorry - another meeting is already on the books for all the directors to get together in person with the advisor. So it is an active process but a timeline has not been set.

Participant 1:	Alright, thanks Monty. That’s helpful. And then I guess, you know, can we expect to get an update from you and the board once you do determine a path you want to go down?

Monty Bennett:
You know, I can’t speak for those guys - for the independent directors. I guess it would depend upon exactly, you know, what they want to pursue but I just really can’t comment on that because I’m not sure what they want to do but I can tell you that it is a very active process.

Participant 1:	Alright, thanks. That’s it from me for now. Thank you guys.

Participant 2:
Hi, good morning. Thank you for taking my question. I was wondering if you guys could comment a little bit more on maybe - you give some good color already on just, you know, price expectations and timeline for the select service assets. So maybe if you could just talk a little bit more about the type of buyer universe you’re seeing, how deep is the pool, what’s the level of interest. I mean it seems like, you know, decent - a decent valuation in the process moving ahead so I’m just curious on, you know, who’s out there right now.

Monty Bennett:
The number of CA’s that were sought out was pretty deep and diverse and so there is interest among buyers today for this asset class and, you know, we typically don’t comment mid-process in terms of anything other than that and I think we give it a lot of detail in terms of our expectation for the trading level for this portfolio.

I think I can comment that generally speaking across the market that, you know, cap rates are holding up pretty well to private market and obviously with, you know, many of the rates that are sitting on the sidelines for transactions, you have a slight reduction in the depth of buyer pools for assets that would generally fit, you know, rate criteria but having said that there is a pretty deep buyer pool of non, you know, US lodging rates are actively engaged and pursuing all types of transactions in the marketplace today.

Participant 2:	Great. Thank you very much.

Participant 3:
Hi guys, this is Christopher Ian. When we look at the performance for trust this year - I mean you consistently put up some of the best report results in the industry. You worked with ((inaudible)) over important issues such as spending out the remaining interests and primes on select assets but we still haven't really addressed the issues that our clients are primarily concerned about which is the high level external management and the termination of fee.

So I guess my question is absent any changes to these items, it appears that the only way to remove the discount is affectively through force. I mean essentially selling large parts of the company and using the proceeds to reacquire stock. Is that the way you see it or is there another option to kind of remove the disconnect?

Monty Bennett:
A few comments. The disconnect exists for all of our peers. There’s a materially difference in public market pricing versus private market pricing and that exists across all platforms. Somewhere between 1 and 1 1/2 times EBITDA is the difference between private market values and public market values. But at our investor day if you - if you weren't there - I encourage you to pull it up on our website. Pull up the Ashford Trust presentation and there’s a regression line that shows the relationship of rev par to EBITDA.

And you will see that the Ashford Trust trades just maybe a half turn or so below this regression line which is well within maybe a half of a standard deviation of where all of our other peers trade

- a number of the other peers trade, you know, outside that. So we’re very close to this line about where we think we should trade.

So we don’t see any issues exist for the items that you are talking about. We trade right where we should. Now the good news about that is that we have a platform that because it’s a little bit more leveraged, relatively small increases in that - in our multiple - can have a good size increase in our stock price - something like a third of a turn increase in our multiple increases our stock price by a buck.

So that motivates us to do everything we can to get our valuation, you know, up in all regards but as far as the disconnect that you referred to, it doesn’t exist other than the disconnect that all other, you know, platforms have. So we’re going to continue to - continue to do what we think makes sense to improve our share price and to post strong numbers. We had incredible numbers this past quarter. It is due to our higher leverage and our platform has always been a higher leverage since 2003.

So, you know, those investors that expect that to change are going to be waiting a long time because that’s our model and it’s been a model that’s been very successful for us and we’re going to continue to have that leverage levels between 50 to 60% and continue to have our structure which is much more aligned than our peers from an external management standpoint because of the strong incentives that we’ve got in place.

So I think we’re on track. We’re continuing to do things that make sense and I think selling this portfolio of limited service further refines our strategy and then gives us some great proceeds from current private market values that we can use to increase value accretively.

Participant 3:
Thanks Monty and yes, I definitely remember the chart but I also remember an announcement or I think a disclosure somewhere that says that your NAV was around or you place your NAV at around $15. I think the street has it a little bit less than that but let’s assume for the $15 that’s a 60% discount in NAV and I think with street numbers you’re probably in the 30 to 50% range which is quite a bit bigger than peers. Can you kind of reconcile the chart that you’re talking about in terms of your multiple and the discount to NAV?

Monty Bennett:	Sure, that’s the - that’s the leverage I just mentioned.

Participant 3:	Okay.

Monty Bennett:
I mean a, you know, if two companies have the same EBITDA multiple discount of say 1 to 1 1/2 times but one’s leveraged more than the one that’s leveraged more is going to have a greater stock price or equity discount, right. It’s just the math of it so that is what accounts for that difference - ours being greater than our peers because we’re a higher leveraged platform. So it’s going to be a greater equity percentage but the value of the whole firm is the same.

Participant 3:	Okay, got you. Okay, thank you very much.

Participant 4:	Hey, good morning guys. Could you give us an update on the W Minneapolis and if you think that might close any time soon?

Deric Eubanks:
Sure, Chris. This is Deric. We are in the process of assuming some debt on that property and had to go through the approval process with the lender of getting approved to assume it and we do expect it to close pretty soon.

Participant 4:
Okay, great and then wanted to switch over to the (Bart Asono) you know, I know it was your first I guess full quarter of ownership and it looks like you traded some OC for some rate. Where kind of are you in the evolution of that in terms of what you’re trying to do with margins and remixing the business?

Deric Eubanks:
Just getting started. I mean we are just getting started. Remington took over management of that property and frankly I’m not surprised that there was - I’m surprised that there wasn’t more disruption in that - in those numbers than there were because, you know, management change overs can’t do that but we’re just getting started as far as our revenue enhancement techniques and some of our margin enhancement techniques.

In fact I think we even - in our first sale agreement - commented that one BD employee changes for at least the first 90 days. So by contract there weren’t any changes right out of the bat. So we’re just getting excited starting with that asset and we’re very excited about its prospects.

Participant 4:
Okay, great and then just wanted to ask across - I guess across both platforms - do you see any more near term potential management company changes - anything that could - anything more that could go over to Remington?

Deric Eubanks:
Let’s see. Right now we don’t see any changes from, you know, brand managed or other third parties to Remington that’s on the table right now. When we buy assets, many times that happens or if we, you know, trade out assets or sell one and convert the other and in the past we’ve converted some brand managed to Remington managed but none of that saw a table as we sit here today.

Participant 4:	Okay, very good. Thanks guys.

Participant 5:
Hi. This is actually ((inaudible)) for Robin. Thank you for taking the question. Could you talk a little bit about the group business dynamics you’re seeing beyond just the holiday shift between Q3 and Q4 and perhaps if you could give us some color on pace for 2016 versus this time last year for 15. Thank you.

Jeremy Welter:
Sure, I can answer that. This is Jeremy. So again in Q3 we had - we had some challenges with city wide events - changes from 2014 to 2015. We had an incredible Q3 for group in 2014 and we had a lot of challenges and I would say that, you know, from the very beginning of this year Q3 was always our main period that we spent more time of trying to address in terms of getting better group business.

But for Prime group was down 10% in the third quarter and for Trust it was actually up close to 2% and that’s in terms of group revenues year over year. Looking at 2016, we don’t give guidance but I will tell you that we are - feel very good about our group positioning for both platforms heading into 2016.

Participant 5:	Okay, thank you very much.

END